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                                  Exhibit 10.9


Incentive Compensation Arrangement for John W. Cramer

The 2000 incentive compensation plan for John W. Cramer, approved December 9, 1999, is as follows:

The target bonus for 2000 is $80,000, which represents 50% of base salary. Each target is measured and paid independent of achievement of other metrics and is either achieved or not achieved. The components and breakdown of the bonus plan are:

$20,000 (25%) based on achievement of Corporate revenue
$20,000 (25%) based on achievement of Division revenue
$16,000 (20%) based on achievement of Corporate operating margin
$16,000 (20%) based on achievement of Division operating margin
$8,000 (10%) based on achievement of Corporate Days Sales Outstanding (DSO) of 75 days by 12/31/00